EXHIBIT 99.1

OPTi Receives $19.0 Million Verdict in Patent Infringement

Lawsuit Against Apple Inc.

Palo Alto, CA., April 23, 2009 – OPTi Inc (OTCBB:OPTI) today announced that a jury from the United States District Court for the Eastern District of Texas ruled in OPTi’s favor in the patent infringement trial between OPTi Inc (“OPTi”) and Apple Inc. (“Apple”), relating to OPTi’s U.S. patent No. 6,405,291, entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses.” The jury ruled on the following four issues:

•	In the matter of wilfull infringement, the jury ruled that Apple wilfully infringed OPTi’s patent;

•	In the matter of Apple’s defense that OPTi’s patent was invalid due to obviousness, the jury ruled that OPTi’s patent was valid;

•	In the matter of Apple’s defense that the patent was invalid due to anticipation, the jury ruled that the OPTi’s patent was valid;

•	In the matter of damages, the jury awarded OPTi $19 million for Apple’s infringement of OPTi’s patent.

The court had ruled previously that Apple had infringed the OPTi patent at issue on April 3, 2009.

The Apple lawsuit is a part of the Company’s strategy for pursuing its patent infringement claims relating to its Predictive Snooping technology. Consequently, the outcome of the Apple case, and any subsequent appeal, will play a role in the Company’s strategy for pursuing its patent infringement claims and the Company’s ability to realize licensing revenue from its Predictive Snoop patents. There can be no assurance of the extent to which the outcome of these rulings will lead to positive results in the Apple case or the Company’s overall licensing strategy.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the final outcome of its legal action against Apple and the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including resolution of the remaining phases of the Apple litigation and possible appeals, the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550